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                                                                     Exhibit 5


November 21, 1996


The Reynolds and Reynolds Company
115 South Ludlow Street
Dayton, OH 45402

Gentlemen:

As counsel for The Reynolds and Reynolds Company (the "Company"), we are familiar with the Amended Articles of Incorporation of the Company under the laws of the State of Ohio, its Consolidated Code of Regulations, and the respective actions taken by the Shareholders and by the Board of Directors in connection therewith, and all subsequent corporate proceedings with respect thereto.

In addition, we are familiar with the preparation of the Form S-3 Registration Statement covering up to $300 million of the Company's debt securities (the "Debt Securities") currently being filed with the Securities and Exchange Commission.

We are also acquainted with the business activities of the Company and have examined corporate minute books, records and such other documents as we have deemed necessary in order to render to you the following opinion.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly organized and is a validly existing corporation in good standing under the laws of the State of Ohio.

2. As of November 21, 1996, the Debt Securities have been duly authorized and when issued and delivered will have been duly executed, authenticated, issued and delivered and will constitute the valid and legally binding obligation of the Company entitled to the benefits provided by the Indenture as described in the aforementioned Registration Statement.

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The Reynolds and Reynolds Company
November 21, 1996
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We hereby consent to the references to our firm in the Registration Statement on Form S-3 and in the Prospectus constituting a part thereof, and to the use of this opinion as an exhibit to such Registration Statement.

Very truly yours,

COOLIDGE, WALL, WOMSLEY & LOMBARD